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                                                                   EXHIBIT 10.14

                         FULL RECOURSE PROMISSORY NOTE
$333,000.00                                                    October 20, 1999

     For Value Received, the undersigned hereby unconditionally promises to pay to the order of Snowball.com, Inc. (the "Company"), at 250 Executive Park Blvd., Suite 4000, San Francisco, CA 94134, or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Hundred Thirty-Three Thousand Dollars ($333,000.00 ) together with interest accrued from the date hereof on the unpaid principal at the rate of 5.86% per annum compounded monthly, or the minimum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, as follows:

     1. Principal Repayment. The outstanding principal amount and any accrued interest hereunder shall be due and payable in full on October 20, 2003.

     2. Interest Payments. Interest shall be payable annually in arrears and shall be calculated monthly beginning October 20, 1999 on the basis of a 360-day year for the actual number of days elapsed; provided, however, that in the event that the undersigned's employment by or association with the Company is terminated as a result of Termination for Cause or Voluntary Termination, as set forth in that certain letter agreement between the undersigned and the Company dated October 19, 1999 prior to payment in full of this Note, this Note shall be accelerated and all remaining unpaid principal and interest shall become due and payable within thirty (30) days after such termination or such longer period as may be agreed to by the Company and the undersigned.

     3. Prepayment. This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

     4. Security. The full amount of this Note is secured by a pledge of shares of common stock of the Company, and is subject to all of the terms and provisions of the Stock Pledge Agreement, dated of even date herewith between the undersigned and the Company. Upon any default of the undersigned under this Note, the Company shall have, in addition to its rights and remedies under the Stock Pledge Agreement, full recourse against any real, personal, tangible or intangible assets of the undersigned.

     5. Nature of Debt. The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

     6. Waiver. The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

     7. Costs and Expenses. The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.
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     8.  Governing Law.  This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.


                              Signed:/s/ James R. Tolonen, Trustee
                                     -------------------------------------------
                                     The Tolonen Family Trust
                                     Dated September 26, 1996